RBSM LLP

  NEW YORK, NY

October 26, 2012

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Zevotek, Inc. , (the “Company”) Form 8-K/A Amendment No.2 dated August 27, 2012, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP